Exhibit 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT EXCEEDS GUIDANCE FOR FIRST QUARTER OF FISCAL 2010
Company Delivers Core Operating Margin of 22 Percent of Revenues, Core EPS of $0.17
     NEWPORT BEACH, Calif., Jan. 21, 2010 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced that financial results for the first quarter of fiscal 2010 exceeded guidance provided at the beginning of the quarter. In addition, the company said that it delivered core gross margins of 61 percent of revenues, core operating margins of approximately 22 percent of revenues, and core earnings of $0.17 per share. Both margin rates were the highest in company history.
First Fiscal Quarter Financial Results
     Conexant presents financial results based on Generally Accepted Accounting Principles (GAAP) as well as select non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude certain non-cash and other non-core items as fully described in the GAAP to non-GAAP reconciliation in the accompanying financial data.
     For the first quarter of fiscal 2010, Conexant’s revenues were $61.8 million. Core gross margins were 61 percent of revenues. Core operating expenses were $24.2 million, core operating income was $13.5 million, and core net income was $10.0 million, or $0.17 per share.
     On a GAAP basis, net revenues for the first quarter of fiscal 2010 were $61.8 million. GAAP gross margins were 61 percent of revenues. GAAP operating expenses were $26.4 million. GAAP net income including discontinued operations was $8.3 million, or $0.14 per diluted share.
     The company ended the quarter with $59.1 million in cash and cash equivalents, compared to $125.4 million in the previous quarter. During the first fiscal quarter, the company

Conexant Exceeds Guidance     2
used approximately $62 million to retire the remainder of its senior secured notes due in November 2010, and $28.7 million to satisfy an expired accounts receivable credit facility. The company also strengthened its balance sheet during the quarter by exchanging equity for $17.6 million of convertible notes and established a new accounts receivable credit facility in the amount of $15 million.
Financial Performance and Business Perspective
     “For the first fiscal quarter, the Conexant team again delivered performance that exceeded our expectations on all financial metrics,” said Scott Mercer, Conexant’s chairman and chief executive officer. “First fiscal quarter revenues of $61.8 million were better than the $60 million we anticipated entering the quarter and increased 10 percent from fourth fiscal quarter revenues of $56.2 million. First quarter core gross margin of 61 percent was better than the 60 percent we expected and 80 basis points higher than core gross margin of 60.2 percent in the previous quarter. Core operating expenses of $24.2 million were lower than the approximately $25 million we anticipated and compared to $25 million in the fourth fiscal quarter. Core operating income of $13.5 million was approximately 22 percent of revenues, was above the approximately $11 million we expected, and compared to $8.8 million in the prior quarter. Core net income was $10 million, or $0.17 per share, rather than the $0.11 per share we anticipated entering the quarter.
     “As a percentage of revenue, our first fiscal quarter core gross margin and core operating margin were both the highest in company history,” Mercer said. “With stable core gross margin rates and our continuing focus on controlling core operating expenses, our bottom-line financial performance moving forward will be primarily determined by our ability to increase revenues. We plan to grow by capturing market share with existing designs and delivering new products for imaging, audio, embedded modem, and video surveillance applications. In addition, we plan to apply our core capabilities in analog and mixed-signal design and firmware and software development to capitalize on new opportunities in adjacent markets.”
Second Fiscal Quarter Business Outlook
     Conexant expects revenues for the second quarter of fiscal 2010 to be $60 million to $61 million. Core gross margins are expected to be about 61 percent of revenues. The company anticipates that core operating expenses will be approximately $25 million. As a result, the

Conexant Exceeds Guidance     3
company expects that second fiscal quarter core operating income will range between $11.6 million and $12.5 million, with core net income of $0.13 to $0.14 per share based on approximately 66 million shares outstanding.
Conference Call Today
     Financial analysts, members of the media, and the public are invited to participate in a conference call that will take place today at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). Conexant senior management will discuss first quarter fiscal 2010 financial results and the company’s outlook. To listen to the conference call via telephone, dial (866) 650-4882 (in the U.S. and Canada) or (706) 679-7338 (from other international locations); participant pass code: Conexant; Conference ID number: 50399367.
     To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at http://ir.conexant.com. Shortly after the call concludes, a playback of the call will be accessible on Conexant’s Web site at www.conexant.com or by calling (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (other international locations); conference ID: 50399367.
About Conexant
     Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded modem, and video applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif. For more information, visit www.conexant.com
Safe Harbor Statement
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to cause our shelf registration to be declared effective by the SEC; the risk that capital needed for our business and to repay our indebtedness will not be available when needed; the cyclical nature of the semiconductor industry, which is subject to significant downturns that may negatively impact our business, financial condition, cash flow, and results of operations; the cyclical nature of the markets addressed by our products and our customers’ products; volatility in the technology sector and the semiconductor industry; the financial risks of default by tenants and subtenants in the space we own or lease; intellectual property; our successful development of new products; the timing of our new product introductions and our product quality; demand for and market acceptance of our new and existing products; our ability to anticipate trends and develop products for which there will be market demand; product obsolescence; changes in our product mix; pricing pressures and other competitive factors; our ability to timely develop and implement new technologies and to obtain protection for the related the ability of our customers to manage inventory; our ability to identify and execute acquisitions, divestitures, mergers or restructurings, as deemed appropriate by management; the availability of manufacturing capacity; the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company; general economic and political conditions and conditions in the markets we address; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
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GAAP Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended
	January 1,	October 2,	January 2,
	2010	2009	2009
Net revenues	$61,813	$56,155	$57,463
Cost of goods sold	24,204	22,265	24,946

Gross margin	37,609	33,890	32,517
Operating expenses:
Research and development	13,245	12,568	13,567
Selling, general and administrative	12,402	13,001	17,866
Amortization of intangible assets	396	429	517
Gain on sale of intellectual property	—	—	(12,858)
Asset impairments	—	5,629	—
Special charges (Note 1)	346	5,373	10,577

Total operating expenses	26,389	37,000	29,669

Operating income	11,220	(3,110)	2,848
Interest expense (Note 2)	9,503	8,985	8,626
Other (income) expense, net	(7,204)	(1,570)	1,927

Income (loss) from continuing operations before income taxes and loss on equity method investments	8,921	(10,525)	(7,705)
Income tax (benefit) provision	(230)	52	468

Income (loss) from continuing operations before loss on equity method investments	9,151	(10,577)	(8,173)
Loss on equity method investments	(454)	(641)	(846)

Income (loss) from continuing operations	8,697	(11,218)	(9,019)
Gain on sale of discontinued operations, net of tax	—	39,170	—
Loss from discontinued operations, net of tax	(363)	(7,967)	(11,973)

Net income (loss)	$8,334	$19,985	$(20,992)

Income (loss) per share from continuing operations — basic and diluted	$0.14	$(0.22)	$(0.18)

Gain per share from sale of discontinued operations — basic and diluted	$0.00	$0.78	$0.00

Loss per share from discontinued operations — basic and diluted	$0.00	$(0.16)	$(0.24)

Net income (loss) per share — basic and diluted	$0.14	$0.40	$(0.42)

Shares used in computing basic per-share computations	60,023	50,146	49,657

Shares used in computing diluted per-share computations	60,091	50,146	49,657

Note 1	- Special charges consist primarily of restructuring charges. Special charges in the fiscal quarter ended January 2, 2009 also include a $3.25 million charge related to a legal settlement.

Note 2	- Effective October 3, 2009 we adopted FSP APB 14-1, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt and equity components of our convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in Stockholders’ equity in our Condensed Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms. In connection with applying this new accounting to current and prior periods, we recorded $3.4 million, $3.5 million and $3.3 million of additional non-cash interest expense in the fiscal quarters ended January 1, 2010, October 2, 2009 and January 2, 2009, respectively.

CONEXANT SYSTEMS, INC.
Reconciliation of GAAP Financial Measures to Non-GAAP Core Financial Measures
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended
	January 1,	October 2,	January 2,
	2010	2009	2009
GAAP and Core net revenues	$61,813	$56,155	$57,463

GAAP cost of goods sold	$24,204	$22,265	$24,946
Stock-based compensation (a)	(58)	(51)	(37)
Other (f)	(55)	145	(586)

Non-GAAP Core cost of goods sold	$24,091	$22,359	$24,323

GAAP gross margin	$37,609	$33,890	$32,517
Gross margin adjustments (a,f)	113	(94)	623

Non-GAAP Core gross margin	$37,722	$33,796	$33,140

GAAP operating expenses	$26,389	$37,000	$29,669
Stock-based compensation (a)	(1,438)	(449)	(2,148)
Amortization of intangible assets (b)	(396)	(429)	(517)
Gain on sale of intellectual property (c)	—	—	12,858
Asset impairments (d)	—	(5,629)	—
Special charges (e)	(346)	(5,466)	(10,208)

Non-GAAP Core operating expenses	$24,209	$25,027	$29,654

GAAP operating income (loss)	$11,220	$(3,110)	$2,848
Gross margin adjustments (a, f)	113	(94)	623
Operating expense adjustments (a-e)	2,180	11,973	15

Non-GAAP Core operating income	$13,513	$8,769	$3,486

GAAP interest expense	$9,503	$8,985	$8,626
Debt discount and debt issuance cost expense (m)	(3,407)	(3,471)	(3,303)
Interest expense adjustments (n)	(2,400)	(380)	—

Non-GAAP Core interest expense	$3,696	$5,134	$5,323

GAAP other (income) expense, net	$(7,204)	$(1,570)	$1,927
Unrealized gains (losses) on Mindspeed warrant (g)	4,285	2,746	(482)
Gains on sales of equity securities (h)	4,113	—	53
Loss on impairment of investments (i)	—	—	(2,635)
Losses on repurchase and exchange of debt (j)	(1,123)	—	—
Loss on termination of swap (k)	—	(1,087)	—

Non-GAAP Core other expense (income)	$71	$89	$(1,137)

GAAP income (loss) from continuing operations	$8,697	$(11,218)	$(9,019)
Gross margin adjustments (a,f)	113	(94)	623
Operating expense adjustments (a-e)	2,180	11,973	15
Losses on equity method investments (l)	454	641	846
Other (income) expense adjustments (g-k)	(7,275)	(1,659)	3,064
Interest expense adjustments (m-n)	5,807	3,851	3,303

Non-GAAP Core income (loss) from continuing operations	$9,976	$3,494	$(1,168)

Basic and Diluted income (loss) per share from continuing operations:
GAAP basic and diluted	$0.14	$(0.22)	$(0.18)

Non-GAAP basic and diluted	$0.17	$0.07	$(0.02)

Shares used in basic and diluted per-share computations:
Basic	60,023	50,146	49,657

Diluted	60,091	50,146	49,657

See “GAAP to Non-GAAP Core Adjustments” below

GAAP to Non-GAAP Core Adjustments:
(a)	Stock-based compensation expense is based on the fair value of all stock options and employee stock purchase plan shares in accordance with SFAS No. 123(R).

(b)	Amortization of intangible assets resulting from business combinations.

(c)	Gain on sale of intellectual property which is not part of our core, on-going operations.

(d)	Asset impairments in the fiscal quarter ended October 2, 2009 consist primarily of $5.0 million for impairment of a patent license with Freescale.

(e)	Special charges consist primarily of restructuring charges. Special charges in the fiscal quarter ended January 2, 2009 also include a $3.25 million charge related to a legal settlement.

(f)	The fiscal quarters ended January 1, 2010 and October 2, 2009 include the impact of environmental remediation charges. The fiscal quarter ended January 2, 2009 includes the impact of environmental remediation charges and a charge to inventory acquired through the purchase of the “SigmaTel” multifunction printer imaging product lines.

(g)	Unrealized gains and losses associated with the change in the fair value of our warrant to purchase 6.1 million shares of Mindspeed Technologies, Inc. common stock, which is accounted for as a derivative instrument.

(h)	Gains on sales of equity securities and on the liquidation of companies in which we held equity securities.

(i)	Losses from other than temporary impairment of marketable securities and cost based investments.

(j)	Consists of a $0.6 million loss incurred on extinguishment of our floating rate senior secured notes and a loss of $0.5 million on exchange of convertible subordinated notes with a face value of $17.6 million.

(k)	Loss incurred upon termination of our interest rate swap in connection with repurchase of $80.0 million of floating rate senior secured notes.

(l)	Losses (gains) on equity method investments.

(m)	Consists of non-cash interest expense resulting from the amortization of debt discount and debt issuance costs of $3.4 million, $3.5 million and $3.3 million in the fiscal quarters ended January 1, 2010, October 2, 2009 and January 2, 2009, respectively.

(n)	Other interest expense which is not part of our on-going operations. For the fiscal quarter ended January 1, 2010 the adjustment consists of $1.7 million expense from the termination of our interest rate swap, $0.6 million of accelerated amortization of debt issuance costs related to the repurchase of $61.4 million of floating rate senior notes and $0.1 million related to accelerated amortization of debt issuance costs related to the exchange of convertible subordinated notes. For the fiscal quarter ended October 2, 2009, the adjustment consists of the accelerated amortization of debt issuance costs related to the repurchase of $80.0 million of floating rate senior notes.
Non-GAAP Financial Measures:
We have presented non-GAAP net revenues, non-GAAP cost of goods sold, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP interest expense, non-GAAP other expense (income), non-GAAP income (loss) from continuing operations and non-GAAP basic and diluted income (loss) per share from continuing operations, on a basis consistent with our historical presentation to assist investors in understanding our core results of operations on an on-going basis. These non-GAAP financial measures also enhance comparisons of our core results of operations with historical periods. We are providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow our company. Management believes that these are important measures in the evaluation of our results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by us may be different than non-GAAP financial measures presented by other companies.
GAAP Guidance:
We do not present GAAP guidance due to our inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investments accounted for using the equity method of accounting.

CONEXANT SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	January 1,	October 2,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$59,084	$125,385
Restricted cash	—	8,500
Receivables, net	30,674	30,110
Inventories, net	9,184	9,216
Other current assets	20,582	26,148
Current assets held for sale	11,958	—

Total current assets	131,482	199,359
Property, plant and equipment, net	6,872	15,299
Goodwill	109,908	109,908
Other assets	25,485	25,635

Total assets	$273,747	$350,201

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt	$—	$61,400
Short-term debt	—	28,653
Accounts payable	20,661	24,553
Accrued compensation and benefits	8,621	8,728
Other current liabilities	36,430	33,978

Total current liabilities	65,712	157,312

Long-term debt, net of debt discount of $16,468 and $21,422 (Note 2)	215,902	228,578
Other liabilities	58,783	62,089

Total liabilities	340,397	447,979

Shareholders’ deficit	(66,650)	(97,778)

Total liabilities and shareholders’ deficit	$273,747	$350,201

Selected Other Data
(unaudited, in thousands)

	Fiscal Quarter Ended
	January 1,	October 2,	January 2,
	2010	2009	2009
Revenues By Region:
Americas	$3,994	$2,011	$3,717
Asia-Pacific	56,805	53,693	52,745
Europe, Middle East and Africa	1,014	451	1,001

	$61,813	$56,155	$57,463

Cash Flow Data:
Depreciation of PP&E	$1,067	$1,603	$2,649
Capital expenditures	$219	$131	$181
Cash provided by (used in) operations	$8,955	$7,794	$(5,463)